EXHIBIT 99.1

Cleco names Kazi Hasan CFO

PINEVILLE, La. - Oct. 30, 2018 - The board of managers of Cleco Corporate Holdings LLC (Cleco) has announced Kazi Hasan as the new chief financial officer (CFO) effective Nov. 5, 2018.

A veteran of the energy industry, Hasan has spent the last 20 years with The AES Corporation, a Fortune 500 company that generates and distributes electrical power and is headquartered in Arlington, Va., holding numerous positions of increasing responsibility, most recently as chief risk officer.

“Following a nationwide search, we are thrilled to welcome Kazi to oversee Cleco’s financial operations,” said Bill Fontenot, president and CEO of Cleco. “Kazi’s extensive financial, operational and strategic experience combined with his knowledge of the energy industry will support our company’s journey to becoming Louisiana’s leading energy company.”

“It’s an exciting time to be a part of Cleco, as the company is on a trajectory for growth and has recently embarked on several innovative projects,” said Hasan. “As much as I look forward to joining the company, I also look forward to being a part of the central Louisiana community.”

Hasan holds a bachelor of engineering degree in electrical and electronics from Bangladesh University of Engineering and Technology, an MBA in finance from Dhaka University and an executive master’s degree in leadership from Georgetown University, McDonough School of Business.

Hasan replaces the current Cleco CFO, Terry Taylor, who is retiring on Jan. 1, 2019, after 18 years with the company. Taylor served as controller and chief accounting officer before being appointed CFO in July 2016.

“With nearly 20 years at Cleco and over 35 years in the utility space, Terry has been a contributor to our company and our industry,” said Fontenot. “We thank Terry for her service and for remaining with the company through the end of the year to ensure a seamless transition to our newly appointed CFO.”

Cleco Corporate Holdings LLC is a regional energy company that conducts substantially all of its business operation through its primary subsidiary, Cleco Power. Cleco Power is a regulated electric utility company that owns nine generating units with a total nameplate capacity of 3,310 MWs and serves approximately 290,000 customers in Louisiana through its retail business and supplies wholesale power in Louisiana and Mississippi. For more information about Cleco, visit us at www.cleco.com.

Media Contact:
Jennifer Cahill
318-484-7411
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